Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
As of December 31, 2021

Truist Financial Corporation, a North Carolina corporation, is a FHC. The table below sets forth information with regards to certain subsidiaries of the registrant. Certain subsidiaries are not included in reliance on Item 601(b)(21)(ii) of SEC Regulation S-K.

Subsidiary	State or Jurisdiction of Organization	Additional Names Under Which it does Business
Truist Bank	North Carolina	BB&T
BB&T Capital Markets
BB&T Mortgage Warehouse Lending
Cohen Financial Services
LightStream
LightStream Lending
Pillar Financial
Sheffield Financial Company
SunTrust
SunTrust Bank
SuntTrust Dealer Financial Services
SunTrust Mortgage
Truist
Truist Bank Company
Truist Bank Inc.
CB Finance, Inc.	Delaware
CM Finance, L.L.C	Delaware
STB Real Estate Parent (MA), Inc	Delaware
SunTrust Real Estate Investment Corporation	Delaware
STB Real Estate Holdings (Commercial), Inc	Delaware
STB Real Estate Holdings (Household Lending), Inc	Delaware
STI Institutional & Government, Inc	Delaware
BB&T Community Holdings Co.	Nevada	BB&T Community Holdings Co., Inc.
Truist Leasing Corp.	Georgia
Service Finance Holding, LLC	Delaware
Service Finance Company, LLC	Florida
Truist Community Capital, LLC	Georgia
Truist Insurance Holdings, Inc.	Delaware
AmRisc, LLC	Delaware
CRC Insurance Services, Inc.	Alabama
Crump Life Insurance Services, Inc	Pennsylvania
McGriff Insurance Services, Inc.	North Carolina
GenSpring Holdings, Inc.	Florida
GFO Advisory Services, LLC	Florida	GenSpring GenSpring Family Offices, LLC
MBT, Ltd	Bermuda
Sterling Capital Management LLC	North Carolina
Truist Advisory Services, Inc	Delaware
Truist Delaware Trust Company	Delaware
Truist Investment Services, Inc	Georgia
Truist Securities, Inc.	Tennessee